Summit Midstream Partners, LP 1790 Hughes Landing Blvd, Suite 500 The Woodlands, TX 77380

Summit Midstream Partners, LP Announces Drop Down of All Operating Assets from Summit Investments and Reports Fourth Quarter and Full Year 2015 Financial Results

•	SMLP announces estimated $1.2 billion drop down of all operating assets from Summit Investments

•	Consideration for Drop Down Assets includes a $360.0 million Initial Payment and a Deferred Payment of $800.0 million to $900.0 million which will be funded in 2020

•	Transformational drop down enhances SMLP’s growth profile with over 80% to 90% of the adjusted EBITDA contribution coming from the high growth Utica

•	Transaction is immediately accretive to distributable cash flow per unit

•	Transaction structure demonstrates substantial and continuing Sponsor support and will eliminate the need for any public market financing

•	SMLP has received commitments to upsize its revolving credit facility from $700.0 million to $1.25 billion and will use the facility to make the $360.0 million Initial Payment

•	SMLP reports 2015 adjusted EBITDA of $210.4 million and adjusted DCF of $154.3 million, including fourth quarter 2015 adjusted EBITDA of $53.3 million and adjusted DCF of $38.3 million

•	SMLP provides 2016 adjusted EBITDA guidance of $260.0 million to $290.0 million with expected distribution coverage ratio of 1.10x to 1.20x
The Woodlands, Texas (February 25, 2016) - Summit Midstream Partners, LP (NYSE: SMLP) announced today that it has entered into an agreement with a wholly owned subsidiary of Summit Midstream Partners, LLC (“Summit Investments”), to acquire all of the issued and outstanding membership interests of Summit Utica, Meadowlark Midstream, and Tioga Midstream. In addition, SMLP will acquire Summit Investments’ 40.0% equity interest in each of Ohio Gathering and Ohio Condensate. The total transaction is estimated at $1.2 billion with consideration structured as a $360.0 million Initial Payment and a Deferred Payment estimated at approximately $800.0 million to $900.0 million due in 2020. The Deferred Payment will be based on a 6.5x multiple of the average of 2018 and 2019 adjusted EBITDA from the Drop Down Assets, adjusted for the Initial Payment, and the capital expenditures and adjusted EBITDA from the Drop Down Assets incurred during the deferral period.
In conjunction with the drop down, SMLP has increased its revolving credit facility from $700.0 million to $1.25 billion. Given the deferral structure and the increased capacity available under its credit facility, SMLP will not need to access the capital markets to meet its currently planned capital expenditure program. The Deferred Payment due in 2020 may be made in cash or SMLP units, at the discretion of SMLP, further eliminating the potential need for the capital markets. The transaction, which SMLP expects to be immediately accretive to distributable cash flow on a per unit basis, is expected to close in March 2016.
Steve Newby, President and CEO of SMLP commented, “With this transaction, SMLP is being transformed from a drop down story into an organic growth story with more than 20% of SMLP’s expected 2016 adjusted EBITDA originating from our fee-based gathering services in the Utica. Summit Utica and Ohio Gathering provide SMLP with an expansive gathering footprint in the Utica, and we expect that cash flows from this play will represent more than 40% of SMLP’s total adjusted EBITDA by 2019 as volumes on our systems continue to grow. This drop down transaction also diversifies our customer base and enhances relationships with, or adds, several strong and well capitalized counterparties into SMLP’s customer portfolio, including Gulfport, XTO, EOG and Hess. Together, these customers represent over 70% of the volumes associated with the Drop Down Assets.
The accelerated drop down of all of the operating assets from Summit Investments, the deferred payment structure, and the attractive all-in drop down multiple work together in this challenging commodity and capital markets environment to demonstrate the substantial and ongoing support of Energy Capital Partners, the ultimate owner of our general partner. This support allows us to move high growth Utica assets to SMLP without the need to access the public debt or equity capital markets and enables the transaction to be immediately accretive to distributable

EX 99.1-1

cash flow per unit. We expect our distribution coverage ratio to average 1.15x for 2016 with 2016 distributable cash flow increasing 30% over our fourth quarter of 2015 run rate. The distribution coverage ratio is expected to continue to grow through the deferral period. Given the current uncertainty and volatility in the market, we plan on evaluating distribution per unit growth on a quarter to quarter basis throughout 2016.
I would also like to thank our bank group for their continued support and confidence in the SMLP business. We increased our revolving credit facility by $550.0 million to $1.25 billion in conjunction with this transaction, providing us with the pro forma liquidity we need to continue to execute our growth plans without any further capital markets needs.”
2016 Financial Guidance
Pro forma for the 2016 Drop Down, SMLP is providing financial guidance for 2016 with adjusted EBITDA expected to range from $260.0 million to $290.0 million, including approximately $75.0 million to $85.0 million attributable to the Drop Down Assets. The 2016 financial guidance is based on an assumed Henry Hub average natural gas price of $2.30 per MMBtu and West Texas Intermediate average crude oil price of $41.00 per barrel.
Given the challenging commodity price environment, coupled with the current volatility of the capital markets, SMLP will take a measured approach regarding the pace of its distribution per unit growth rate in 2016. In the near-term, SMLP intends to focus on building distribution coverage and strengthening its balance sheet. We expect SMLP’s distribution coverage ratio for 2016 to range from 1.10x to 1.20x.
Overview of Drop Down Assets
Summit Midstream Utica, LLC (“Summit Utica”) is a natural gas gathering system located in the Appalachian Basin in southeastern Ohio serving producers targeting the Utica and Point Pleasant shale formations.  The system is currently in service and under development with fourth quarter of 2015 volume throughput of 75 million cubic feet per day (“MMcf/d”). Upon full development, Summit Utica will be composed of 60 miles of low-pressure and high-pressure gathering pipelines and three compressor and dehydration stations with total throughput capacity of 450 MMcf/d.  The Summit Utica system gathers and delivers natural gas, primarily under long-term, fee-based contracts which include acreage dedications.  XTO Energy Inc. serves as the anchor customer on the system.  The system interconnects with Energy Transfer Partners, L.P.’s Utica Ohio River Pipeline.
Ohio Gathering Company, L.L.C. (“Ohio Gathering”) is a natural gas gathering system located in the core of the Utica Shale in southeastern Ohio which is currently in service and under development.  The gathering system, which is currently in service and under development, spans the condensate, rich-gas, and dry-gas windows of the Utica Shale for multiple producers that are targeting natural gas, condensate and NGL production from the Utica and Point Pleasant formations across Harrison, Guernsey, Belmont, Noble, and Monroe counties in Ohio.  Currently, the system is composed of more than 250 miles of low-pressure and high-pressure gathering pipeline and offers throughput capacity in excess of 1.9 Bcf/d.  Condensate and rich gas production is gathered, compressed, dehydrated and delivered to the Cadiz and Seneca processing complexes, which are owned by a joint venture owned between MPLX LP (“MPLX”) and The Energy and Minerals Group (“EMG”).  Dry gas production is gathered, compressed, dehydrated and delivered to a downstream interconnect with TETCO and another third party pipeline.  All gathering services on the Ohio Gathering system are provided pursuant to long-term, fee-based gathering agreements. Gulfport Energy Corporation (“Gulfport”) serves as the anchor customer for Ohio Gathering.  In the fourth quarter of 2015, Ohio Gathering gathered an average of 813 MMcf/d of natural gas. SMLP is acquiring a 40.0% equity interest in Ohio Gathering; MPLX and EMG own the remaining 60.0%.
Ohio Condensate Company, L.L.C. (“Ohio Condensate”) is a 23 thousand barrel per day (“Mbbl/d”) condensate stabilization facility located in the core of the Utica Shale in southeastern Ohio.  The facility commenced operations in February 2015 and is underpinned by a long-term, fee-based agreement with Gulfport.  Condensate stabilization allows for producers to capture the NGLs that would otherwise flash from condensate in atmospheric conditions.  Ohio Condensate is the largest stabilization facility in the Utica Shale and will ultimately serve as the origination point for MPLX’s Cornerstone Pipeline which will deliver condensate to Marathon Petroleum’s refinery in Canton, Ohio.  In the fourth quarter of 2015, Ohio Condensate handled an average of 18 Mbbl/d of condensate. SMLP is acquiring a 40.0% equity interest in Ohio Condensate; MPLX owns the remaining 60.0%.

EX 99.1-2

Tioga Midstream, LLC (“Tioga Midstream”) is a crude oil, produced water and associated natural gas gathering system which is currently in service with 73 miles of crude oil gathering pipeline, 83 miles of produced water gathering pipeline and 79 miles of associated natural gas gathering pipeline.  The Tioga Midstream system is located in Williams County, North Dakota and has 20 Mbbl/d of crude oil gathering capacity, 25 Mbbl/d of produced water gathering capacity and 14 MMcf/d of natural gas gathering capacity.  All gathering services on the Tioga Midstream system are provided pursuant to long-term, fee-based gathering agreements with Hess Corp. (“Hess”), which is primarily targeting crude oil production from the Bakken and Three Forks shale formations.  All crude oil, produced water and natural gas gathered on the Tioga Midstream system is delivered to downstream pipelines and disposal wells (for produced water) that are owned and operated by Hess.  In the fourth quarter of 2015, Tioga Midstream gathered an average of 5 Mbbl/d of crude oil, 5 Mbbl/d of produced water, and 7 MMcf/d of natural gas.
Meadowlark Midstream Company, LLC (“Meadowlark Midstream”) is currently composed of two separate gathering systems, including (i) an associated natural gas gathering and processing system located in the DJ Basin serving producers primarily targeting crude oil production from the Niobrara and Codell shale formations in northern Colorado and southern Wyoming (“Niobrara G&P”) and (ii) a crude oil and produced water gathering system located in the Williston Basin serving an independent producer targeting the Bakken and Three Forks shale formations in northwestern North Dakota (“Blacktail”).

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The Niobrara G&P system is currently in service with 91 miles of low-pressure and high-pressure gathering pipeline and a cryogenic natural gas processing plant with processing capacity of 15 MMcf/d; processing capacity is currently being expanded to 20 MMcf/d pursuant to a long-term, fee-based gathering and processing agreement with EOG Resources, Inc.  Volume throughput on the Niobrara G&P system averaged 7 MMcf/d in the fourth quarter of 2015. Residue gas is delivered to the Colorado Interstate Gas pipeline and processed NGLs are delivered to the Overland Pass Pipeline.

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The Blacktail gathering system is currently in service with 53 miles of crude oil gathering pipeline and 96 miles of produced water gathering pipeline.  The Blacktail system is located in Williams County, North Dakota and has 40 Mbbls/d of crude oil throughput capacity and 30 Mbbls/d of produced water throughput capacity.  All gathering services on the Blacktail system are provided pursuant to a long-term, fee-based gathering agreement with an independent producer that is primarily targeting crude oil production from the Bakken and Three Forks shale formations.  Crude oil on the Blacktail system is currently delivered to the COLT rail terminal in Epping, North Dakota and produced water is delivered to third-party disposal wells located throughout Williams County, North Dakota.  In the fourth quarter of 2015, Blacktail gathered an average of 4 Mbbl/d of crude oil and 7 Mbbl/d of produced water.

Transaction Structure Overview
SMLP has entered into a Contribution Agreement with Summit Midstream Partners Holdings, LLC (“SMP Holdings”), a wholly owned subsidiary of Summit Investments to acquire all of the issued and outstanding membership interests of Summit Utica, Meadowlark Midstream and Tioga Midstream. In addition, SMLP will acquire SMP Holdings’ 40.0% equity interest in each of Ohio Gathering and Ohio Condensate. Collectively, we refer to all of the assets being acquired as the “Drop Down Assets” and we refer to the transaction as the “2016 Drop Down”.
The consideration that SMLP pays for the Drop Down Assets will consist of (i) an initial $360.0 million cash payment (the “Initial Payment”) which will be funded with borrowings under SMLP’s upsized $1.25 billion revolving credit facility, and (ii) a deferred payment which will be paid no later than December 31, 2020 (the “Deferred Payment”).  At the discretion of the board of directors of SMLP’s general partner, Summit Midstream GP, LLC, the Deferred Payment can be made in either cash or SMLP common units, or a combination thereof.  The transaction is expected to close in March 2016 (the “Initial Close”).
The Deferred Payment will be equal to: (a) six-and-one-half (6.5) multiplied by the average adjusted EBITDA of the Drop Down Assets for 2018 and 2019; less (b) the Initial Payment; less (c) all capital expenditures incurred for the Drop Down Assets between the Initial Close and December 31, 2019; plus (d) all adjusted EBITDA from the Drop Down Assets between the Initial Close and December 31, 2019.

EX 99.1-3

Management estimates that the Deferred Payment will be approximately $800.0 million to $900.0 million and currently expects that the Deferred Payment will be financed in 2020 with a combination of (i) net proceeds from the sale of SMLP common units, (ii) net proceeds from the issuance of senior unsecured debt, (iii) borrowings under SMLP’s revolving credit facility, and/or (iv) other internally generated sources of cash.
SMLP expects to incur approximately $400.0 million to $500.0 million of growth capex associated with the Drop Down Assets over the approximate four-year period, from the Initial Close through 2019. Upon settlement of the Deferred Payment, the all-in acquisition multiple (the Initial Payment and the Deferred Payment) is expected to represent a 6.5x multiple of the Drop Down Assets’ 2018 and 2019 average EBITDA and a less than 6.0x multiple of 2020 adjusted EBITDA.
The terms of the Contribution Agreement were approved by the conflicts committee of the board of directors of our general partner, which committee consists entirely of independent directors, and by the entire board of SMLP’s general partner. The conflicts committee engaged Evercore Partners to act as its independent financial advisor and to render a fairness opinion, and Akin Gump Strauss Hauer & Feld, LLP to act as its legal advisor.
Fourth Quarter and Full Year 2015 Financial Results
SMLP announced today its financial and operating results for the three months and year ended December 31, 2015. SMLP reported fourth quarter 2015 adjusted EBITDA of $53.3 million and adjusted distributable cash flow of $38.3 million compared to $54.1 million and $40.4 million, respectively, for the fourth quarter of 2014. SMLP reported a net loss of $220.5 million for the fourth quarter of 2015, primarily due to a $248.9 million noncash goodwill impairment related to the Polar and Divide and Grand River systems, compared to a net loss of $34.1 million for the fourth quarter of 2014, which included a $54.2 million noncash goodwill impairment related to our Bison Midstream system. Natural gas volume throughput averaged 1,308 MMcf/d in the fourth quarter of 2015 compared to 1,491 MMcf/d in the fourth quarter of 2014 and 1,390 MMcf/d in the third quarter of 2015. Crude oil and produced water volume throughput in the fourth quarter of 2015 averaged 65.9 Mbbl/d compared to 47.1 Mbbl/d in the fourth quarter of 2014 and 51.5 Mbbl/d in the third quarter of 2015.
For the year ended December 31, 2015, SMLP reported adjusted EBITDA of $210.4 million and adjusted distributable cash flow of $154.3 million compared to $204.9 million and $151.4 million, respectively, for the comparable period in 2014. SMLP reported a net loss of $186.8 million for the year ended December 31, 2015 compared to a net loss of $14.7 million for the year ended December 31, 2014. Natural gas volume throughput averaged 1,449 MMcf/d for the year ended December 31, 2015 compared to 1,418 MMcf/d for the comparable period in 2014. Crude oil and produced water volume throughput averaged 55.0 Mbbl/d for the year ended December 31, 2015 compared to 33.6 Mbbl/d for the comparable period in 2014.
Steve Newby, President and Chief Executive Officer commented, “SMLP reported strong fourth quarter financial results driven primarily by a combination of higher liquids volumes across our Bakken gathering system and reduced G&A and operation and maintenance expense across all of our systems. Liquids volumes in the Bakken increased by 28% compared to the third quarter of 2015. We continue to benefit from our highly contracted and fee-based business model, which provides us with cash flow protection and the ability to perform consistently, even in a challenging commodity price environment.
Over the last several months, we have received a great deal of inquiry regarding our counterparty exposure. While we believe that we have a strong and high-quality contract portfolio, it is our role as a third-party gatherer that is the best mitigant to any counterparty exposure that we have. The vast majority of SMLP’s gathering assets are strategically positioned at the beginning of the midstream value chain, meaning that the majority of our infrastructure is connected directly to our customers’ wellheads and pad sites. Our gathering systems are typically the first third-party infrastructure through which our customers’ commodities flow and in many cases, the only way for our customers to get their production to market. As a result, we believe that we are a critical service provider that cannot be easily substituted and we expect that our customers will continue to perform, as we continue to perform, pursuant to our long-term contracts, in order to access downstream markets.”

EX 99.1-4

Fourth Quarter 2015 Segment Results
Marcellus Shale
The Mountaineer Midstream gathering system provides SMLP’s midstream services for the Marcellus Shale reportable segment. This system gathers high-pressure natural gas received from upstream pipeline interconnections with third parties, including Crestwood Equity Partners LP and Antero Midstream Partners, LP. Antero Resources Corp. (“Antero”) is the only customer on the Mountaineer Midstream system. Natural gas on the Mountaineer Midstream system is delivered to the Sherwood Processing Complex located in Doddridge County, West Virginia.
Segment adjusted EBITDA totaled $4.7 million for the fourth quarter of 2015, up 10.7% over the fourth quarter of 2014, primarily due to the receipt of minimum volume commitments (“MVC”) shortfall payments related to the Zinnia Loop, partially offset by a 20.3% decrease in volume throughput (to 366 MMcf/d). Segment adjusted EBITDA also benefitted from $0.5 million of lower combined operation and maintenance and general and administrative (“G&A”) expense in the fourth quarter of 2015 compared to the fourth quarter of 2014.
Lower volume throughput relative to the fourth quarter of 2014 resulted from Antero slowing the pace of its well completion activity on wells located upstream of the Mountaineer Midstream system throughout 2015. Antero continues to defer completion activities on its Marcellus Shale wells located upstream of the Mountaineer Midstream system. SMLP expects volumes on the Mountaineer Midstream system to increase throughout the second and third quarters of 2016 as Antero completes work on certain of its previously identified 50 deferred well completions. Volume throughput in the fourth quarter of 2015 was down 19.9% from 457 MMcf/d in the third quarter of 2015.
Our Marcellus Shale segment gathering agreement includes MVCs, which largely mitigate the financial impact associated with volume declines. As a result, lower volume throughput in the fourth quarter of 2015 primarily translated into larger MVC shortfall payments, thereby minimizing the impact on segment adjusted EBITDA.
Segment G&A expenses decreased $0.5 million in the fourth quarter of 2015, relative to the fourth quarter of 2014, primarily related to our decision to discontinue allocating certain corporate overhead expenses to the reportable segments beginning in the first quarter of 2015.
Williston Basin
The Bison Midstream and the Polar and Divide gathering systems provide SMLP’s midstream services for the Williston Basin reportable segment. Bison Midstream gathers and delivers low-pressure associated natural gas production from pad sites located in Mountrail and Burke counties in North Dakota to third-party pipelines serving Aux Sable Midstream, LLC’s processing plant in Channahon, Illinois. Polar and Divide gathers and delivers crude oil received from pad sites located in Williams and Divide counties in North Dakota to the Colt Hub rail terminal in Epping, North Dakota and, as of January 2016, to the Basin Transload rail terminal in Columbus, North Dakota. The Basin Transload rail terminal is served by the Stampede Lateral transmission pipeline, which was commissioned at the end of 2015 and is contracted under a long-term, fee-based agreement with Global Partners, LP and includes minimum volume commitments. SMLP expects to add a third delivery point for its crude oil customers by the end of the first quarter of 2016, the Little Muddy Interconnect, which will provide customers with access to Enbridge’s North Dakota Pipeline System and the ability to access various downstream markets including Chicago, Patoka, Cushing, Eastern Canada, and the Gulf Coast. Produced water gathered on the Polar and Divide system is delivered to various third-party disposal wells connected to our gathering infrastructure.
Segment adjusted EBITDA totaled $14.6 million for the fourth quarter of 2015, up 32.8% from the fourth quarter of 2014 primarily due to higher liquids volumes on the Polar and Divide system, partially offset by lower volumes and lower margins (associated with a percent-of-proceeds contract) on the Bison Midstream system. Compared to the fourth quarter of 2014, liquids volumes on the Polar and Divide system increased 39.9% to 65.9 Mbbl/d in the fourth quarter of 2015. Compared to the fourth quarter of 2014, associated natural gas volumes on the Bison system decreased 13.6% to 19 MMcf/d in the fourth quarter of 2015. Stronger liquids volumes were positively impacted by producers completing new wells across our gathering footprint during the quarter, together with our work to connect pad sites that previously had liquids volumes being gathered by third-party trucks. Liquids volumes and natural gas volumes in the fourth quarter of 2015 were up 28.0% and 11.8%, respectively, compared to the third quarter of 2015.

EX 99.1-5

Adjusted EBITDA for the Williston Basin segment in the fourth quarter of 2015 was negatively impacted by $0.8 million of higher segment operation and maintenance expense, but positively impacted by $1.3 million of lower segment G&A expense, compared to the fourth quarter of 2014. Lower segment G&A expense in the fourth quarter of 2015, compared to the fourth quarter of 2014, resulted primarily from the aforementioned decision to discontinue allocating certain corporate overhead expenses beginning in the first quarter of 2015.
Barnett Shale
The DFW Midstream gathering system provides SMLP’s midstream services for the Barnett Shale reportable segment. This system gathers and delivers low-pressure natural gas received from pad sites primarily located in southeastern Tarrant County, Texas to downstream intrastate pipelines serving various natural gas hubs in the region.
Segment adjusted EBITDA totaled $14.1 million for the fourth quarter of 2015, down 5.6% from the fourth quarter of 2014 primarily due to lower volume throughput. Volume throughput of 325 MMcf/d in the fourth quarter of 2015 was negatively impacted by a natural decline from our customers’ existing wells on the system, partially offset by a 10-well pad site, which was commissioned by one of our customers in December 2015. These ten wells, coupled with three additional wells that were commissioned by a different customer in mid-November 2015, stimulated volume throughput late in the fourth quarter of 2015, with December 2015 volume throughput averaging 356 MMcf/d. Volume throughput in the fourth quarter of 2015 was flat with the third quarter of 2015.
Customers on the DFW Midstream system have another 15 previously identified drilled and uncompleted wells (“DUCs”) that are in various stages of the completion process; we expect these 15 DUCs will be producing by the end of the second quarter of 2016. In addition, one producer recently moved a drilling rig back into our service area to drill six new wells which we expect to begin production in the second half of 2016.
Segment adjusted EBITDA for the fourth quarter of 2015 benefitted from a $1.5 million decrease in operation and maintenance expense relative to the fourth quarter of 2014 as well as the aforementioned decision to discontinue allocating certain corporate overhead expenses beginning in the first quarter of 2015. Segment G&A expenses decreased $0.8 million in the fourth quarter of 2015 compared to the fourth quarter of 2014.
Piceance Basin
The Grand River gathering system provides SMLP’s midstream services for the Piceance Basin reportable segment. This system provides low-pressure and high-pressure natural gas gathering and processing services for producers operating in western Colorado and eastern Utah.
Segment adjusted EBITDA totaled $26.0 million for the fourth quarter of 2015, down 5.2% over the fourth quarter of 2014. Fourth quarter 2015 volume throughput on the Grand River system averaged 598 MMcf/d, a decrease of 6.3% from 638 MMcf/d in the fourth quarter of 2014, primarily as a result of our anchor customer’s continued suspension of drilling activities in the basin and the resulting natural declines from existing wells. The impact of these volume declines were partially offset by higher MVC shortfall payment adjustments associated with certain of our customers’ gas gathering agreements. Volume throughput was up 1.2% (from 591 MMcf/d) relative to the third quarter of 2015. In addition to lower volume throughput, lower commodity prices negatively impacted the margins that we earn from our percent-of-proceeds contracts and the condensate drip that we retain on the Legacy Grand River system and sell for our own account.
Segment adjusted EBITDA for the fourth quarter of 2015 also benefitted from the aforementioned decision to discontinue allocating certain corporate overhead expenses beginning in the first quarter of 2015. Segment G&A expenses decreased $1.5 million in the fourth quarter of 2015 compared to the fourth quarter of 2014.
The majority of the gathering agreements for the Piceance Basin segment include MVCs, which largely mitigate the financial impact associated with volume declines. As a result, lower volume throughput in the fourth quarter of 2015 primarily translated into larger MVC shortfall payments, thereby minimizing the impact on segment adjusted EBITDA.

EX 99.1-6

The following table presents average daily throughput by reportable segment:

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Average daily throughput (MMcf/d):
Marcellus Shale	366	459	478	382
Williston Basin	19	22	18	18
Barnett Shale	325	372	352	358
Piceance Basin	598	638	602	660
Aggregate average daily throughput	1,308	1,491	1,449	1,418

Average daily throughput (Mbbl/d):
Williston Basin	65.9	47.1	55.0	33.6
Average daily throughput	65.9	47.1	55.0	33.6
Fourth Quarter 2015 Goodwill Impairments
In connection with (i) increased market volatility, (ii) the decrease in market values of comparable companies, (iii) the continued trend of falling commodity prices and (iv) the finalization of our annual financial and operating plans which took into account changes resulting from ongoing contract negotiations and expected levels of drilling activity, we concluded that a triggering event occurred during the fourth quarter of 2015 requiring that we test the goodwill associated with our Grand River and Polar and Divide reporting units. Our analysis indicated that the carrying values for Grand River and Polar and Divide exceeded their estimated fair values. Further analysis indicated that all of the goodwill related to Grand River and Polar and Divide was impaired. As such, SMLP recognized a noncash goodwill impairment of $45.5 million for Grand River and a noncash goodwill impairment of $203.4 million for Polar and Divide.
MVC Shortfall Payments
SMLP billed its customers $41.5 million in the fourth quarter of 2015 because those customers did not meet their MVCs. For those customers that do not have credit banking mechanisms in their gathering agreements, or have no ability to use MVC shortfall payments as credits, the MVC shortfall payments from these customers are accounted for as gathering revenue in the period that they are earned.
For the fourth quarter of 2015, SMLP recognized $28.4 million of gathering revenue associated with MVC shortfall payments from certain customers in the Marcellus Shale, Piceance Basin, and Barnett Shale segments. MVC shortfall payment adjustments in the fourth quarter of 2015 totaled ($13.8) million and included $13.2 million of deferred revenue related to MVC shortfall payments and ($27.0) million was adjustments related to MVC shortfall payment adjustments from certain customers in the Piceance Basin, Williston Basin, and Barnett Shale segments.
The net impact of SMLP’s MVC shortfall payment mechanisms increased adjusted EBITDA by $14.5 million in the fourth quarter of 2015.

EX 99.1-7

	Three months ended December 31, 2015
	MVC billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Marcellus Shale	$—	$—	$—	$—
Williston Basin	11,897	—	11,897	11,897
Barnett Shale	—	—	—	—
Piceance Basin	3,999	2,743	1,256	3,999
Total net change	$15,896	$2,743	$13,153	$15,896

MVC shortfall payment adjustments:
Marcellus Shale	$852	$852	$—	$852
Williston Basin	—	—	(8,997)	(8,997)
Barnett Shale	624	624	(267)	357
Piceance Basin	24,146	24,146	(17,705)	6,441
Total MVC shortfall payment adjustments	$25,622	$25,622	$(26,969)	$(1,347)

Total	$41,518	$28,365	$(13,816)	$14,549

	Year ended December 31, 2015
	MVC billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Marcellus Shale	$—	$—	$—	$—
Williston Basin	11,897	27	11,870	11,897
Barnett Shale	677	2,377	(1,700)	677
Piceance Basin	15,508	37,131	(21,623)	15,508
Total net change	$28,082	$39,535	$(11,453)	$28,082

MVC shortfall payment adjustments:
Marcellus Shale	$3,237	$3,237	$—	$3,237
Williston Basin	—	—	—	—
Barnett Shale	1,142	1,142	(482)	660
Piceance Basin	25,704	25,704	33	25,737
Total MVC shortfall payment adjustments	$30,083	$30,083	$(449)	$29,634

Total	$58,165	$69,618	$(11,902)	$57,716

EX 99.1-8

Capital Expenditures
For the three months ended December 31, 2015, SMLP recorded total capital expenditures of $28.8 million, including approximately $2.8 million of maintenance capital expenditures. Development activities during the fourth quarter of 2015 were related primarily to the ongoing expansion of the Bakken liquids system, including the Stampede Lateral, which was placed into service at the end of 2015.
Capital & Liquidity
As of December 31, 2015, SMLP had total liquidity (undrawn borrowing capacity under its $700.0 million revolving credit facility) of $356.0 million. Based upon the terms of SMLP’s revolving credit facility and total outstanding debt of $944.8 million, total leverage (net debt divided by EBITDA) was 4.23 to 1 as of December 31, 2015.
SMLP is amending and upsizing its revolving credit facility in connection with the 2016 Drop Down. This amendment and $550.0 million increase in commitments will close concurrent with the Initial Close of the 2016 Drop Down. SMLP’s total borrowing capacity will increase from $700.0 million to $1.25 billion, a new investment basket will be added allowing SMLP to repurchase up to $100.0 million of its outstanding senior unsecured notes, and various amendments will be approved to facilitate the 2016 Drop Down. The pricing grid will not change, and the maturity of the revolving credit facility remains November 1, 2018.
Pro forma for the closing of the revolving credit facility amendment and increased commitments, we expect to have available liquidity under the revolving credit facility of approximately $540.0 million.
Quarterly Distribution
On January 21, 2016, the board of directors of SMLP’s general partner declared a quarterly cash distribution of $0.575 per unit on all outstanding common and subordinated units, or $2.30 per unit on an annualized basis, for the quarter ended December 31, 2015. This distribution was paid on February 12, 2016 to unitholders of record as of the close of business on February 5, 2016. This distribution represents an increase of $0.015 per unit, or 2.7%, over the distribution paid in respect of the fourth quarter of 2014 and is flat to the $0.575 per unit distribution paid in respect of the third quarter of 2015.
Recent Conversion of SMLP Subordinated Units to Common Units
SMLP has complied with the required financial tests under its partnership agreement and accordingly, on February 16, 2016, all of SMLP’s 24,409,850 subordinated units were converted, on a one-for-one basis, into common units. The conversion of the subordinated units into common units does not impact the amount of outstanding limited partner units nor does it impact the amount of cash distributions paid by SMLP. Following conversion, Summit Investments beneficially owns 29,854,581 common units. As of February 16, 2016, an affiliate of Energy Capital Partners II, LP, owns an additional 2,184,186 common units in SMLP, which it has acquired in connection with its $100.0 million open market unit purchase program announced in December 2015.
Fourth Quarter 2015 Earnings Call Information
SMLP will host a conference call at 10:00 a.m. Eastern on Friday, February 26, 2016, to discuss its quarterly operating and financial results. Interested parties may participate in the call by dialing 847-585-4405 or toll-free 888-771-4371 and entering the passcode 41827549. The conference call will also be webcast live and can be accessed through the Investors section of SMLP’s website at www.summitmidstream.com.
A replay of the conference call will be available until March 11, 2016 at 11:59 p.m. Eastern and can be accessed by dialing 888-843-7419 and entering the replay passcode 41827549. An archive of the conference call will also be available on SMLP’s website.
Upcoming Investor Conferences
SMLP will participate in the Morgan Stanley MLP/Diversified Natural Gas, Utilities & Clean Tech Conference on Tuesday, March 1, 2016 and the Barclays Select Series: MLP Corporate Access Day on Wednesday, March 2, 2016. Both conferences are being held in New York, New York. The presentation materials associated with these

EX 99.1-9

events will be accessible through the Investors section of SMLP’s website at www.summitmidstream.com prior to the beginning of each of the conferences.
Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present EBITDA, adjusted EBITDA, distributable cash flow and adjusted distributable cash flow. We define EBITDA as net income, plus interest expense, income tax expense, and depreciation and amortization, less interest income and income tax benefit. We define adjusted EBITDA as EBITDA plus adjustments related to MVC shortfall payments, impairments and other noncash expenses or losses, less other noncash income or gains. We define distributable cash flow as adjusted EBITDA plus cash interest received, less cash interest paid, senior notes interest adjustment, cash taxes paid and maintenance capital expenditures. We define adjusted distributable cash flow as distributable cash flow plus or minus other unusual or non-recurring expenses or income. Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Reconciliations of GAAP to non-GAAP financial measures are attached to this release.
Comparability Related to Drop Down Transactions
With respect to drop down transactions, SMLP’s historical results of operations may not be comparable to its future results of operations. In May 2015, SMLP acquired the assets comprising the Polar and Divide system from two subsidiaries of Summit Investments. In March 2014, SMLP acquired Red Rock Gathering from a subsidiary of Summit Investments. SMLP accounted for both the Polar and Divide Drop Down and the Red Rock Drop Down on an "as-if pooled" basis because these transactions were executed by entities under common control. As such, SMLP’s consolidated financial statements reflect Summit Investments’ fair value purchase accounting, historical cost of construction, and the results of operations of (i) Polar and Divide since February 15, 2013 and (ii) Red Rock Gathering since October 23, 2012, as if SMLP had owned and operated both Polar and Divide and Red Rock Gathering during the common control period.
About Summit Midstream Partners, LP
SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMLP currently provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in four unconventional resource basins: (i) the Appalachian Basin, which includes the Marcellus Shale formation in northern West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in north-central Texas; and (iv) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in western Colorado and eastern Utah. SMLP owns and operates more than 2,700 miles of pipeline and is headquartered in The Woodlands, Texas with regional corporate offices in Denver, Colorado and Atlanta, Georgia.
About Summit Investments
As of February 16, 2016, Summit Investments beneficially owned a 44.9% limited partner interest in SMLP and indirectly owns and controls the general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments owns, operates and is developing various natural gas, crude oil and produced water-related midstream energy infrastructure assets in the Utica Shale in southeastern Ohio, the Bakken Shale in northwestern North Dakota, and the DJ Basin in northeastern Colorado. Summit Investments also owns a 40% interest in a joint venture that is developing natural gas gathering and condensate stabilization infrastructure in the Utica Shale in southeastern Ohio. Summit Investments is a privately held company controlled by Energy Capital Partners II, LLC, and certain of its affiliates. As of February 16, 2016, an affiliate of Energy Capital Partners II, LLC directly owned a 3.3% limited partner interest in SMLP.

EX 99.1-10

Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. Forward-looking statements in this press release include statements regarding the necessity of accessing the debt and equity capital markets, financial guidance with respect to distribution coverage ratios, adjusted EBITDA, expected commodity prices and distributable cash flow, and the expected amount of the Deferred Payment. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2014 Annual Report on Form 10-K as updated and superseded by our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 11, 2015 and as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release, and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

EX 99.1-11

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2015	2014
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$19,411	$26,504
Accounts receivable	84,022	89,201
Other current assets	3,210	3,517
Total current assets	106,643	119,222
Property, plant and equipment, net	1,463,802	1,414,350
Intangible assets, net	438,093	477,734
Goodwill	16,211	265,062
Other noncurrent assets	15,782	17,353
Total assets	$2,040,531	$2,293,721

Liabilities and Partners' Capital
Current liabilities:
Trade accounts payable	$18,971	$24,855
Due to affiliate	1,149	2,711
Deferred revenue	677	2,377
Ad valorem taxes payable	9,890	9,118
Accrued interest	17,483	18,858
Other current liabilities	11,464	13,550
Total current liabilities	59,634	71,469
Long-term debt	944,000	808,000
Deferred revenue	45,486	55,239
Other noncurrent liabilities	7,169	7,292
Total liabilities	1,056,289	942,000

Common limited partner capital	744,977	649,060
Subordinated limited partner capital	213,631	293,153
General partner interests	25,634	24,676
Summit Investments' equity in contributed subsidiaries	—	384,832
Total partners' capital	984,242	1,351,721
Total liabilities and partners' capital	$2,040,531	$2,293,721

EX 99.1-12

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
	(In thousands, except per-unit amounts)
Revenues:
Gathering services and related fees	$88,743	$81,586	$310,829	$255,211
Natural gas, NGLs and condensate sales	8,789	20,117	42,079	97,094
Other revenues	5,069	6,526	18,411	20,398
Total revenues	102,601	108,229	371,319	372,703
Costs and expenses:
Cost of natural gas and NGLs	6,423	15,775	31,398	72,415
Operation and maintenance	21,567	22,459	87,285	88,927
General and administrative	8,798	10,142	36,544	38,269
Transaction costs	76	55	790	730
Depreciation and amortization	24,344	23,331	96,189	87,349
Loss (gain) on asset sales, net	42	436	(172)	442
Long-lived asset impairment	1,609	5,505	9,305	5,505
Goodwill impairment	248,851	54,199	248,851	54,199
Total costs and expenses	311,710	131,902	510,190	347,836
Other income	—	1,186	2	1,189
Interest expense	(12,283)	(11,655)	(48,616)	(40,159)
Loss before income taxes	(221,392)	(34,142)	(187,485)	(14,103)
Income tax benefit (expense)	924	24	676	(631)
Net loss	$(220,468)	$(34,118)	$(186,809)	$(14,734)
Less net income attributable to Summit Investments	—	3,568	5,403	9,258
Net loss attributable to SMLP	(220,468)	(37,686)	(192,212)	(23,992)
Less net loss attributable to general partner, including IDRs	(2,469)	689	3,398	3,125
Net loss attributable to limited partners	$(217,999)	$(38,375)	$(195,610)	$(27,117)

Loss per limited partner unit:
Common unit – basic	$(3.28)	$(0.65)	$(3.20)	$(0.49)
Common unit – diluted	$(3.28)	$(0.65)	$(3.20)	$(0.49)
Subordinated unit – basic and diluted	$(3.28)	$(0.65)	$(2.88)	$(0.44)

Weighted-average limited partner units outstanding:
Common units – basic	42,063	34,425	39,217	33,311
Common units – diluted	42,063	34,425	39,217	33,311
Subordinated units – basic and diluted	24,410	24,410	24,410	24,410

EX 99.1-13

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
OTHER FINANCIAL AND OPERATING DATA

	Three months ended December 31,			Year ended December 31,
	2015		2014	2015	2014
	(Dollars in thousands)
Other financial data:
EBITDA (1)	$(184,627)		$1,094	$(41,896)	$114,345
Adjusted EBITDA (1)	$53,279		$54,086	$210,445	$204,907
Capital expenditures	$28,817		$66,115	$118,107	$220,820
Acquisitions of gathering systems (2)	$—		$—	$288,618	$315,872
Distributable cash flow (1)	$38,265		$40,844	$153,373	$150,318
Adjusted distributable cash flow	$38,341		$40,376	$154,266	$151,418
Distributions declared	$40,977		$35,093	$157,960	$130,951
Distribution coverage ratio (3)	0.94	x	*	*	*

Operating data:
Aggregate average throughput – gas (MMcf/d)	1,308		1,491	1,449	1,418
Average throughput – liquids (Mbbl/d)	65.9		47.1	55.0	33.6
__________
* Not considered meaningful
(1) Includes transaction costs. These unusual expenses are settled in cash.
(2) Reflects consideration paid, including working capital and capital expenditure adjustments paid (received), to fund acquisitions and/or drop downs.
(3) Distribution coverage ratio calculation for the three months ended December 31, 2015 is based on distributions in respect of the fourth quarter of 2015. Represents the ratio of adjusted distributable cash flow to distributions declared. Due to the common control nature of drop down transactions and to the extent that common control existed during a given reporting period, quarter-to-date and year-to-date results are reported on an as-if pooled basis with no adjustment to distributions declared. As such, we only present the current quarter’s distribution coverage ratio when a drop down, and its funding, impacts adjusted distributable cash flow and distributions declared.

EX 99.1-14

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

Three months ended December 31,	Year ended December 31,
2015	2014	2015	2014
(Dollars in thousands)
Reconciliations of Net Loss to EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Distributable Cash Flow:
Net loss	$(220,468)	$(34,118)	$(186,809)	$(14,734)
Add:
Interest expense	12,283	11,655	48,616	40,159
Income tax expense	—	—	—	631
Depreciation and amortization (1)	24,482	23,582	96,975	88,293
Less:
Interest income	—	1	2	4
Income tax benefit	924	24	676	—
EBITDA	$(184,627)	$1,094	$(41,896)	$114,345
Add:
Adjustments related to MVC shortfall payments (2)	(13,816)	(7,245)	(11,902)	26,565
Unit-based compensation	1,220	1,282	6,259	5,036
Loss on asset sales	42	436	42	442
Long-lived asset impairment	1,609	5,505	9,305	5,505
Goodwill impairment	248,851	54,199	248,851	54,199
Less:
Gain on asset sales	—	—	214	—
Impact of purchase price adjustment	—	1,185	—	1,185
Adjusted EBITDA	$53,279	$54,086	$210,445	$204,907
Add cash interest received	—	1	2	4
Less:
Cash interest paid	2,513	1,745	48,947	31,524
Senior notes interest adjustment (3)	9,750	9,750	(1,421)	6,733
Maintenance capital expenditures	2,751	1,748	9,548	16,336
Distributable cash flow	$38,265	$40,844	$153,373	$150,318
Add:
Transaction costs	76	55	790	730
Regulatory compliance costs (4)	—	898	103	1,536
Less:
Ad valorem tax adjustment (5)	—	255	—	—
Write off of working capital adjustment (6)	—	1,166	—	1,166
Adjusted distributable cash flow	$38,341	$40,376	$154,266	$151,418

Distributions declared	$40,977	$35,093	$157,960	$130,951

Distribution coverage ratio (7)	0.94	x	*	*	*

EX 99.1-15

__________
* Not considered meaningful
(1) Includes amortization of favorable and unfavorable gas gathering contracts reported in other revenues.
(2) Adjustments related to MVC shortfall payments account for (i) the net increases or decreases in deferred revenue for MVC shortfall payments and (ii) our inclusion of expected annual MVC shortfall payments.
(3) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the $300.0 million 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022. Interest on the $300.0 million 7.5% senior notes is paid in cash semi-annually in arrears on January 1 and July 1 until maturity in July 2021.
(4) We incurred expenses associated with our adoption of the 2013 Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO 2013"). These first-year COSO 2013 expenses are not expected to be incurred subsequent to completion of the 2014 integrated audit.
(5) In the fourth quarter of 2014, we adjusted our estimate for ad valorem property taxes for 2014. This adjustment resulted in a reduction to property tax expense of $0.3 million for the three months ended December 31, 2014.
(6) During the fourth quarter of 2014, we identified and wrote off the balance associated with a working capital adjustment received after the purchase accounting measurement period closed for Summit Investments' acquisition of Red Rock Gathering. This write off was recognized as a $1.2 million increase to gathering services and other fees.
(7) Distribution coverage ratio calculation for the three months ended December 31, 2015 is based on distributions in respect of the fourth quarter of 2015. Represents the ratio of adjusted distributable cash flow to distributions declared. Due to the common control nature of drop down transactions and to the extent that common control existed during a given reporting period, quarter-to-date and year-to-date results are reported on an as-if pooled basis with no adjustment to distributions declared. As such, we only present the current quarter’s distribution coverage ratio when a drop down, and its funding, impacts adjusted distributable cash flow and distributions declared.

EX 99.1-16

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF REPORTABLE SEGMENT ADJUSTED EBITDA
TO ADJUSTED EBITDA

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
	(In thousands)
Reportable segment adjusted EBITDA:
Marcellus Shale	$4,722	$4,264	$23,214	$15,940
Williston Basin	14,574	10,974	47,010	31,551
Barnett Shale	14,082	14,920	59,526	60,528
Piceance Basin	26,040	27,458	104,467	107,953
Total reportable segment adjusted EBITDA	59,418	57,616	234,217	215,972
Allocated corporate expenses	(6,139)	(3,530)	(23,772)	(11,065)
Adjusted EBITDA	$53,279	$54,086	$210,445	$204,907
Contact: Marc Stratton, Senior Vice President and Treasurer, 832-608-6166, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP

EX 99.1-17